Exhibit 99.1

Investor/Media Contacts

Thomas W. Schneider, President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Second Quarter 2021

Quarterly Net Income of $3.0 Million, an Increase of 63.4% over 2020

Year-To-Date Net Income Up 46.2% Over 2020

Strong Revenue Growth, Stable Asset Quality Metrics, Record Quarterly Earnings

Oswego, N.Y. — August 2, 2021 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced second quarter 2021 net income of $3.0 million compared to $1.8 million for the same three month period in 2020.  Second quarter 2021 net income available to common shareholders was $3.0 million, or $0.50 per basic and diluted voting common share, compared to $1.8 million, or $0.31 per basic and diluted share, for the second quarter of 2020. Second quarter 2021 total revenue (net interest income and total noninterest income) of $11.6 million increased $2.5 million, or 27.0%, compared to $9.2 million for the second quarter of 2020. Net income attributable to Pathfinder Bancorp, Inc. for the first six months of 2021 was $5.2 million, compared to $3.5 million for the same six-month period of 2020.  Basic and diluted earnings per voting common share for the first six months of 2021 was $0.87, compared to $0.60 per basic and diluted share in the comparable period in 2020.

2021 Second Quarter and Six Month Performance Highlights

•

Total interest-earning assets at June 30, 2021 were $1.19 billion, an increase of $94.8 million, or 8.7%, compared to $1.09 billion at June 30, 2020, and an increase of $29.9 million compared to $1.16 billion at December 31, 2020.

•

Total loans at June 30, 2021 were $835.0 million, an increase of $28.9 million, or 3.6%, compared to $806.0 million at June 30, 2020, and an increase of $9.5 million compared to $825.5 million at December 31, 2020.

•

Total deposits at June 30, 2021 were $1.03 billion, an increase of $61.1 million, or 6.3%, compared to $970.6 million at June 30, 2020, and an increase of $35.8 million compared to $995.9 million at December 31, 2020.

•

Total net interest income for the second quarter 2021 increased by $2.6 million, or 33.7%, to $10.2 million from $7.6 million for the prior year period, and total six-month net interest income was $18.8 million, up $3.4 million, or 21.8%, compared to $15.4 million for the prior year period.

•	Funding costs declined to 0.77%, a reduction of 49 basis points from 1.26% in the second quarter of 2020.
•

Noninterest expense increased to $6.8 million for the second quarter of 2021, representing an increase of $1.1 million, or 18.9%, compared to $5.8 million in the prior year quarter.  Total noninterest expense was $13.5 million in the first half of 2021, an increase of $1.5 million, or 12.3%, compared to $12.0 million for the prior year period.  The increase in noninterest expenses in 2021, as compared to the previous year, followed the progressive resumption of normalized business activities during 2021 that resulted from the gradual lessening of the severe safety and social-distancing restrictions previously imposed during the Covid-19 pandemic.

“During the second quarter of 2021, Pathfinder achieved strong increases in earning asset balances, corresponding revenue growth and improved operating margins that collectively contributed to record quarterly results and our exceptional financial performance for the first half of the year,” said Thomas W. Schneider, President and Chief Executive Officer.  “We remain focused on effectively managing both interest and noninterest expenses to enhance our operating leverage.  Our quarterly net income of $3.0 million resulted from both the focused efforts of our management team in overseeing meaningful progress towards the attainment of our strategic objectives and the continued excellent work of our entire staff in meeting the financial services needs of our valued customers.”

“Effective April 1, 2021, in a strategic step aligned with our focus on overall expense management, we redeemed a portion of our existing subordinated debt in the amount of $10.0 million.  This action will prospectively reduce annual interest expenses by $625,000. The Company’s interest expense was also positively impacted by the continued improvement of our deposit mix, as noninterest-bearing deposits grew by $21.6 million, or 13.3%, through the first six months of 2021 and made up approximately 18% of total deposits at quarter-end.  This improvement, along with the recognition of deferred fees associated with the forgiveness of Paycheck Protection Program, or PPP, loans, drove double-digit growth in net interest income and robust net interest margin expansion for both the three and six months ended June 30, 2021, compared to the prior year periods.”

“On June 28, 2021, the Company converted all of its Series B Convertible Perpetual Preferred Stock into an equal number of shares of newly-created Series A Non-Voting Common Stock. This conversion was authorized by the Company’s shareholders on June 4, 2021.  Neither the Preferred shares, nor the Non-Voting Common shares had, or will have, dividend or liquidation preference over the Company’s existing Voting Common Stock.  However, this simplification of the Company’s capital structure, with the Voting and Non-Voting Common Stock now incorporated into a combined balance of tangible common equity, will help investors to better understand the ownership structure of our business.”

“The conversion of the Convertible Preferred shares to a form of common shares does not impact previously reported diluted earnings per share calculations. Importantly, however, the conversion increases reported tangible common equity and its related ratios, including the Tangible Common Equity to Tangible Assets ratio (the “TCE/TA ratio).”  Due in large part to the conversion of the Preferred Shares in June 2021, the TCE/TA ratio increased to 7.85% at June 30, 2021, compared to 6.22% at June 30, 2020.  This conversion therefore represents an important step in the evolution of our Company.”

“While new loan originations were somewhat muted in the most recent quarter, we have a strong pipeline of potential new commercial lending opportunities and anticipate a strong third quarter in residential mortgage lending. We have also been active participants in the PPP, helping small business customers access this critically-important funding and navigate the subsequent forgiveness process.  As of June 30, 2021, we had approximately $53.6 million in PPP loans outstanding, following the forgiveness of $58.1 million since the inception of the PPP, resulting in the recognition of $1.1 million of net deferred PPP loan origination fees in 2021. It should be noted that the Bank has approximately $1.7 million in net deferred PPP origination fees remaining at June 30, 2021 that it expects to recognize as income in future periods.”

“We continue to closely monitor credit quality amid a recovering, but still uncertain, economy.  It is highly important to note that no loans were classified as being in pandemic-related payment deferral status at June 30, 2021.  We improved our ratio of non-performing loans to total loans during the first half of the year to 1.9%, while continuing to build our loan loss reserves appropriately, with our allowance for loan losses standing at 1.8% of total loans and 91.3% of nonperforming loans at quarter-end.  ”

“By many measures, our second quarter performance was exceptional and included both significant capital management and financial performance milestones.  While we do not anticipate sustaining the rate of earnings growth we achieved in the most recent quarter going forward, our loan pipelines remain solid heading into the second half of the year and our team stands ready to continue supporting new and existing customers throughout the Central New York markets that we proudly serve.”

Income Statement for the Quarter and Year Ended June 30, 2021

Net Interest Income

	For the three months ended				For the six months ended
Unaudited (In thousands, except per share data)	June 30, 2021	June 30, 2020	Change		June 30, 2021	June 30, 2020	Change
Interest and dividend income:
Loans, including fees	$9,784	$8,832	$952	10.8%	$18,631	$18,074	$557	3.1%
Debt securities:
Taxable	2,152	1,549	603	38.9%	4,128	3,241	887	27.4%
Tax-exempt	42	52	(10)	-19.2%	71	59	12	20.3%
Dividends	87	64	23	35.9%	174	134	40	29.9%
Federal funds sold and interest earning deposits	1	17	(16)	-94.1%	4	49	(45)	-91.8%
Total interest and dividend income	12,066	10,514	1,552	14.8%	23,008	21,557	1,451	6.7%
Interest expense:
Interest on deposits	1,144	2,204	(1,060)	-48.1%	2,671	4,760	(2,089)	-43.9%
Interest on short-term borrowings	3	39	(36)	-92.3%	6	96	(90)	-93.8%
Interest on long-term borrowings	296	439	(143)	-32.6%	591	884	(293)	-33.1%
Interest on subordinated loans	408	192	216	112.5%	965	398	567	142.5%
Total interest expense	1,851	2,874	(1,023)	-35.6%	4,233	6,138	(1,905)	-31.0%
Net interest income	10,215	7,640	2,575	33.7%	18,775	15,419	3,356	21.8%
Provision for loan losses	929	1,146	(217)	-18.9%	1,957	2,213	(256)	-11.6%
Net interest income after provision for loan losses	$9,286	$6,494	$2,792	43.0%	$16,818	$13,206	$3,612	27.4%

As noted in the table above, second quarter 2021 net interest income was $10.2 million, an increase of $2.6 million, or 33.7%, compared to $7.6 million for the same quarter in 2020, primarily a result of a $1.5 million, or 14.8%, increase in total interest and dividend income. Interest and dividend income in the second quarter was $12.1 million, compared to $10.5 million in the second quarter of 2020. The increase in interest and dividend income was a result of a $60.1 million increase in average loans combined with a 13 basis-point increase in the average yield earned on those loans, and a $72.9 million increase in the average balance of taxable investment securities combined with a 16 basis-point increase in the average yield earned on those investments. Total interest expense for the second quarter of 2021 was $1.9 million, a decrease of $1.0 million from $2.9 million for the prior year quarter. The decrease in the second quarter interest expense was primarily a result of an 87 basis-point decrease in the average interest rate paid on time deposits. The net interest margin for the second quarter of 2021 was 3.42%, a 67 basis-point increase compared to 2.75% for the second quarter of 2020. This improvement reflects both a 49 basis-point decline in the average cost for interest-bearing liabilities, and a 25 basis-point increase in the average yield earned on interest-earning assets.

Net interest income for the first six months of 2021 increased $3.4 million, or 21.8%, to $18.8 million compared to $15.4 million for the first half of 2020. Interest and dividend income for the six months ended June 30, 2021 was $23.0 million, an increase of $1.5 million, or 6.7%, compared to $21.6 million for the same period in 2020. The increase was primarily a result of average loan growth of $74.3 million, or 9.5%, compared to the prior year period, and a $67.0 million increase in taxable investment securities. Interest expense of $4.2 million for the six-month period decreased by $1.9 million, or 31.0%, from the prior year period, primarily because of a 50 basis point decrease in the interest rate paid on interest bearing liabilities.

Paycheck Protection Program Discussion

From April 2020 to May 2021, the Company participated in all phases of the Paycheck Protection Program (“PPP”) as administered by the U.S. Small Business Administration (the “SBA”).  PPP loans are substantially guaranteed as to timely repayment by the SBA and have unique forgiveness features whereby loan principal amounts may be discharged, for the benefit of the borrowers, by direct payments from the SBA to the lending institution holding the indebtedness.  The Company has received both interest (calculated at a stated rate of 1%) and various levels of fee income related to the origination of PPP loans.  Information related to the Company’s PPP loans are included in the following tables:

Unaudited	For the three months ended		For the six months ended,
(In thousands, except number of loans)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Number of PPP loans originated in the period	57	674	478	674
Funded balance of PPP loans originated in the period	$1,882	$75,040	$36,369	$75,040
Number of PPP loans forgiven in the period	143	-	349	-
Average balance of PPP loans in the period	$68,927	$48,029	$69,410	$24,015
Balance of PPP loans forgiven in the period	$23,985	$-	$42,566	$-
Deferred PPP fee income recognized in the period	$735	$289	$1,147	$289

	June 30, 2021	June 30, 2020
Unearned PPP deferred fee income at end of period	$1,720	$2,236

	Number	Balance
Total PPP loans originated since inception	1,177	$111,721
Total PPP loans forgiven since inception	479	$58,110
Total PPP loans remaining at June 30, 2021	698	$53,611

Provision for Loan Losses

The second quarter 2021 provision for loan losses was $929,000, compared to $1.1 million for the prior year quarter. The second quarter provision for loan losses reflects a prudent addition to reserves considering loan growth other than PPP loans and general pandemic-related uncertainties remaining, particularly in certain industrial sectors. The credit sensitive portfolios continue to be carefully monitored, and the Bank will consistently apply its proven conservative loan classification and reserve building methodologies to the analysis of these portfolios.  The provision for loan losses for the first six months of 2021 was $2.0 million, compared to $2.2 million for the same period in 2020.  Please refer to the asset quality section below for a further discussion of asset quality as it relates to the allowance for loan loss.

Noninterest Income

Second quarter 2021 noninterest income was $1.4 million, a decrease of $97,000, or 6.3%, compared to $1.5 million for the same three-month period in 2020. The reduction in noninterest income primarily reflects a $972,000 reduction in gains on sales and redemptions of investment securities, offset by a $771,000 increase in net gains on marketable equity securities. Noninterest income was $3.3 million for both the six months ended June 30, 2021 and 2020.

The following table details the components of noninterest income for the three and six months ended June 30, 2021 and 2020:

	For the three months ended				For the six months ended,
Unaudited (Dollars in thousands)	June 30, 2021	June 30, 2020	Change		June 30, 2021	June 30, 2020	Change
Service charges on deposit accounts	$357	$303	$54	17.8%	$689	$659	$30	4.6%
Earnings and gain on bank owned life insurance	129	106	23	21.7%	254	222	32	14.4%
Loan servicing fees	11	79	(68)	-86.1%	101	128	(27)	-21.1%
Debit card interchange fees	241	205	36	17.6%	462	368	94	25.5%
Insurance agency revenue	234	185	49	26.5%	514	522	(8)	-1.5%
Other charges, commissions and fees	323	255	68	26.7%	565	478	87	18.2%
Noninterest income before gains (losses)	1,295	1,133	162	14.3%	2,585	2,377	208	8.8%
Net gains on sales and redemptions of investment securities	51	1,023	(972)	-95.0%	51	1,049	(998)	-95.1%
Gains/(losses) on marketable equity securities	49	(722)	771	106.8%	283	(916)	1,199	-130.9%
Net gains on sales of loans and foreclosed real estate	39	97	(58)	-59.8%	159	769	(610)	-79.3%
Gains on sale of premises and equipment	-	-	-	-	201	-	201	>100%
Total noninterest income	$1,434	$1,531	$(97)	-6.3%	$3,279	$3,279	$-	0.0%

Noninterest Expense

Total noninterest expense for the second quarter of 2021 was $6.8 million, an increase of $1.0 million, or 18.9%, in comparison to $5.8 million for the same three-month period in 2020. The increase was primarily a result of higher salaries and employee benefits expense, building and occupancy costs, data processing expenses, and professional and other services.  Total noninterest expense for the six-month period of 2021 was $13.5 million, an increase of $1.5 million, or 12.3%, compared with $12.0 million for the prior year period, and driven by increases in the same expense areas discussed above.

The following table details the components of noninterest expense for the three and six months ended June 30, 2021 and 2020:

	For the three months ended				For the six months ended,
Unaudited (Dollars in thousands)	June 30, 2021	June 30, 2020	Change		June 30, 2021	June 30, 2020	Change
Salaries and employee benefits	$3,501	$2,972	$529	17.8%	$6,842	$6,219	$623	10.0%
Building and occupancy	870	707	163	23.1%	1,663	1,461	202	13.8%
Data processing	654	552	102	18.5%	1,330	1,152	178	15.5%
Professional and other services	451	301	150	49.8%	868	617	251	40.7%
Advertising	259	261	(2)	-0.8%	505	437	68	15.6%
FDIC assessments	232	150	82	54.7%	430	339	91	26.8%
Audits and exams	177	125	52	41.6%	379	250	129	51.6%
Insurance agency expense	194	212	(18)	-8.5%	400	404	(4)	-1.0%
Community service activities	34	12	22	183.3%	122	119	3	2.5%
Foreclosed real estate expenses	16	5	11	220.0%	22	35	(13)	-37.1%
Other expenses	457	461	(4)	-0.9%	920	970	(50)	-5.2%
Total noninterest expenses	$6,845	$5,758	$1,087	18.9%	$13,481	$12,003	$1,478	12.3%

During the most restrictive periods following the inception of the Covid-19 pandemic, which began in March 2020, the Company experienced material declines in substantially all forms of noninterest expenses.  These reductions in noninterest expenses were the result of the curtailment or elimination of a significant portion of non-critically-essential business and business development activities during that time. These activities were reduced or eliminated for the duration of the substantial restrictions imposed by governmental officials and as a consequence of the internal safety and social distancing protocols initiated by the Company and/or its customers. These effects were most pronounced in the second and third quarters of 2020 and extended, to lessening degrees, at least through the end of the first quarter of 2021.  Accordingly, as the Company progressively returned to less restricted operations, noninterest expenses progressively returned to the levels considered by its management to be prudent for the effective long-term management of the Company. Management has elected to provide a supplemental comparison between 2021 noninterest expenses and the same three and six month periods in 2019, which were the most recent three and six month periods not affected by the pandemic. The following table details the components of noninterest expense for the three and six months ended June 30, 2021 and 2019:

Unaudited	For the three months ended				For the six months ended,
(Dollars in thousands)	June 30, 2021	June 30, 2019	Change		June 30, 2021	June 30, 2019	Change
Salaries and employee benefits	$3,501	$3,454	$47	1.4%	$6,842	$7,104	$(262)	-3.7%
Building and occupancy	870	632	238	37.7%	1,663	1,287	376	29.2%
Data processing	654	587	67	11.4%	1,330	1,162	168	14.5%
Professional and other services	451	380	71	18.7%	868	716	152	21.2%
Advertising	259	242	17	7.0%	505	481	24	5.0%
FDIC assessments	232	130	102	78.5%	430	241	189	78.4%
Audits and exams	177	100	77	77.0%	379	200	179	89.5%
Insurance agency expense	194	229	(35)	-15.3%	400	428	(28)	-6.5%
Community service activities	34	144	(110)	-76.4%	122	282	(160)	-56.7%
Foreclosed real estate expenses	16	59	(43)	-72.9%	22	296	(274)	-92.6%
Other expenses	457	582	(125)	-21.5%	920	1,053	(133)	-12.6%
Total noninterest expenses	$6,845	$6,539	$306	4.7%	$13,481	$13,250	$231	1.7%

Balance Sheet at June 30, 2021

The Company’s total assets at June 30, 2021 were $1.26 billion, an increase of $32.2 million, or 2.6%, from $1.23 billion at December 31, 2020. This increase was primarily driven by higher investment securities and loan balances. Investment securities totaled $322.1 million, an increase of $20.8 million compared to $301.3 million at December 31, 2020, and an increase of $63.4 million compared to $258.7 million on June 30, 2020. Total loans of $835.0 million grew by $9.5 million, or 1.15%, compared with $825.5 million at December 31, 2020, and by $28.9 million, or 3.6%, compared to June 30, 2020.

Total deposits at June 30, 2021 were $1.03 billion, an increase of $35.8 million, or 3.6%, from $995.9 million at December 31, 2020, and an increase of $61.1 million, or 6.29%, compared to June 30, 2020. Noninterest-bearing deposits totaled $183.7 million at June 30, 2021, an increase of $21.6 million, or 13.3%, from the 2020 year end, and an increase of $23.5 million, or 14.7%, compared to June 30, 2020. Interest-bearing deposit growth was a result of municipal deposit inflows related to seasonal tax collections, as well as increases in retail and commercial deposits.  The increase in noninterest-bearing deposits was primarily a result of the Bank’s participation in the PPP, as well as ongoing growth in business banking relationships.

Subordinated loans were $29.5 million at June 30, 2021, a 25.2% decrease from $39.4 million as of the 2020 year end. On April 1, 2021, the Company exercised its option to redeem $10.0 million of the loans that were outstanding on December 31, 2020. This redemption of outstanding debt will reduce interest expense related to subordinated loans by $625,000 annually and reduced interest expense related to subordinated loans in the second quarter of 2021 by $156,000, in comparison to the first quarter of 2021.

Shareholders’ equity was $103.2 million at June 30, 2021, compared with $97.5 million on December 31, 2020. The increase was primarily a result of a $4.3 million increase in retained earnings, a $1.0 million decrease in the accumulated other comprehensive loss, a $427,000 increase in additional paid in capital, and a $90,000 increase due to ESOP shares earned.

Asset Quality

The Bank’s asset quality metrics, as measured by net loan charge-offs to average loans, remained stable for second quarter 2021. Net loan charge-offs to average loans were 0.03% for the second quarter 2021, compared with 0.08% for the second quarter of 2020 and 0.05% for the quarter ended March 31, 2021. Nonperforming loans to total loans were 1.92% at June 30, 2021, a decrease of 66 basis points compared to 2.58% at December 31, 2020.

The decrease in nonperforming loan portfolio at June 30, 2021, as compared to December 31, 2020 was primarily the result of one commercial real estate loan being removed from nonaccrual as of June 30, 2021 due to the resumption of timely principal and interest payments for six consecutive months.  Management is monitoring all nonaccrual loans closely and has incorporated our current estimate of the ultimate collectability of these loans into the reported allowance for loan losses at June 30, 2021.  No loans were classified as being on pandemic-related payment deferral at June 30, 2021.

The following table summarizes nonaccrual loans by category and status at June 30, 2021:

Unaudited

(Dollars in thousands)

Loan Type	Collateral Type	Number of Loans	Loan Balance	Average Loan Balance	Weighted LTV at Origination/ Modification	Status
Secured residential mortgage:
	Real Estate	33	$2,881	$87	88%	Under active resolution management by the Bank.

Secured commercial real estate:
	Private Museum	1	1,385	1,385	79%	The Bank is working on a modification with the borrower. The borrower has substantial deposits with the Bank.
	Recreational	1	1,234	1,234	50%	The loan is currently classified as a Troubled Debt Restructuring (TDR). Next payment is due August 1, 2021.
	All other	14	2,210	158	79%	Under active resolution management by the Bank.

Commercial lines of credit		4	172	43	N/A	Under active resolution management by the Bank.

Commercial and industrial:
	Real Estate	1	4,485	4,485	41%	The Bank modified the loan and the next payment is due August 1, 2021. Repayment is expected from operations, pledges and collateral value.
	All Others	11	2,317	211	N/A	Under active resolution management by the Bank.

Consumer loans		31	1,310	42	N/A	Under active resolution management by the Bank.
		96	$15,994

The allowance for loan losses to non-performing loans at June 30, 2021 was 91.30%, compared with 59.89% at December 31, 2020 and 125.86% at June 30, 2020. The change in the allowance for loans losses to non-performing loans is reflective of the changes in nonaccrual loans discussed above.

COVID-19 Additional Discussion

Pathfinder Bank has participated in all rounds of the PPP to date.  The Program was initially established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, and is a specialized low-interest loan program funded by the U.S. Treasury Department and administered by the U.S. Small Business Administration (“SBA”). The PPP was renewed under the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of

2021. While these legislative actions, and the programs that resulted therefrom, appear to have significantly reduced the negative near-term economic impact of the pandemic, the future trajectory of the economy and the economy’s effect on the financial condition and results of the Company’s operations cannot be predicted with certainty.

Non-Voting Common Stock Issued

During the second quarter of 2021, the Company converted 1,380,283, or 100%, of its previously-outstanding shares of Series B Convertible Perpetual Preferred Stock to an equal number of newly-created Series A Non-Voting Common Stock.  Neither the previously-issued Series B Perpetual Preferred Stock, nor the newly-issued Series A Non-Voting Common Stock had, or will have, dividend or liquidation preference over the Company’s existing Voting Common Stock.  Holders of the new Series A Non-Voting Common Stock will be entitled to receive dividends, if and when declared by the Company’s Board of Directors, in the same per share amount as paid on Company’s Voting Common Stock.

Cash Dividend Declared

On June 28, 2021, the Company announced that its Board of Directors has declared a cash dividend of $0.07 per share on the Company's voting common and non-voting common stock, and a cash dividend of $0.07 per notional share for the issued warrant relating to the fiscal quarter ending June 30, 2021. The dividend will be payable to all shareholders of record on July 16, 2021 and will be paid on August 13, 2021.  Based on the closing price of the Company’s common stock of $16.00 on July 30, 2021, the implied dividend yield is 1.75%. The quarterly cash dividend of $0.07 equates to a dividend payout ratio of 14.0%.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation.  The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC).  The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga Counties and one limited purpose office in Oneida County.  Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  At June 30, 2021, there were 4,562,301 shares of common stock issued and outstanding, as well as 1,380,283 shares of non-voting common stock issued and outstanding.  The Company's common stock trades on the NASDAQ market under the symbol "PBHC."  At June 30, 2021, the Company and subsidiaries had total consolidated assets of $1.26 billion, total deposits of $1.03 billion and shareholders' equity of $103.2 million.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.”   This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

The Company disclaims any obligation to revise or update any forward-looking statements contained in this press release to reflect future events or developments.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2021	2020	2021	2020
Condensed Income Statement
Interest and dividend income	$12,066	$10,514	$23,008	$21,557
Interest expense	1,851	2,874	4,233	6,138
Net interest income	10,215	7,640	18,775	15,419
Provision for loan losses	929	1,146	1,957	2,213
	9,286	6,494	16,818	13,206
Noninterest income excluding net gains on sales of securities, fixed assets, loans and foreclosed real estate	1,295	1,133	2,585	2,377
Net gains on sales of securities, fixed assets, loans and foreclosed real estate	90	1,120	411	1,818
Gains (losses) on marketable equity securities	49	(722)	283	(916)
Noninterest expense	6,845	5,758	13,481	12,003
Income before income taxes	3,875	2,267	6,616	4,482
Provision for income taxes	851	439	1,400	894

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$3,024	$1,828	$5,216	$3,588
Net income (loss) attributable to noncontrolling interest	15	(13)	53	57
Net income attributable to Pathfinder Bancorp Inc.	$3,009	$1,841	$5,163	$3,531

	For the Periods Ended
	(Unaudited)
	June 30,	December 31,	June 30,
	2021	2020	2020
Selected Balance Sheet Data
Assets	$1,259,691	$1,227,443	$1,167,024
Earning assets	1,189,711	1,159,778	1,094,896
Total loans	834,952	825,495	806,009
Deposits	1,031,670	995,907	970,593
Borrowed funds	83,734	82,050	75,397
Allowance for loan losses	14,603	12,777	10,553
Subordinated loans	29,482	39,400	15,145
Pathfinder Bancorp, Inc. Shareholders' equity	103,235	97,456	92,315

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.03%	0.08%	0.08%
Allowance for loan losses to period end loans	1.75%	1.55%	1.31%
Allowance for loan losses to nonperforming loans	91.30%	59.89%	125.86%
Nonperforming loans to period end loans	1.92%	2.58%	1.04%
Nonperforming assets to total assets	1.27%	1.74%	0.72%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2021	2020	2021	2020
Key Earnings Ratios
Return on average assets	0.95%	0.63%	0.81%	0.62%
Return on average common equity	14.17%	9.69%	12.36%	9.18%
Return on average equity	11.73%	8.06%	10.19%	7.65%
Net interest margin	3.42%	2.75%	3.13%	2.88%

Share, Per Share and Ratio Data
Basic weighted average shares outstanding- Voting	4,464	4,639	4,453	4,623
Basic earnings per share- Voting	$0.50	$0.31	$0.87	$0.60
Basic weighted average shares outstanding- Series A Non-Voting	197	-	99	-
Basic earnings per share- Series A Non-Voting	$0.51	$-	$0.87	$-
Diluted weighted average shares outstanding- Voting	4,464	4,639	4,453	4,623
Diluted earnings per share- Voting	$0.50	$0.31	$0.87	$0.60
Diluted weighted average shares outstanding- Series A Non-Voting	197	-	99	-
Diluted earnings per share- Series A Non-Voting	$0.51	$-	$0.87	$-
Cash dividends per share	$0.07	$0.06	$0.14	$0.12
Book value per common share at June 30, 2021 and 2020			$17.37	$16.19
Tangible book value per common share at June 30, 2021 and 2020			$16.59	$15.20
Tangible common equity to tangible assets at June 30, 2021 and 2020			7.85%	6.22%
Tangible common equity to tangible assets at June 30, 2021 and 2020, adjusted			8.20%	6.64%

Non-GAAP Reconciliation
Tangible book value per common share
Total equity	$103,235	$92,315
Intangible assets	(4,661)	(4,677)
Convertible preferred equity	-	(15,369)
Common tangible equity	$98,574	$72,269
Common shares outstanding	5,943	4,754
Tangible book value per common share	$16.59	$15.20

Tangible common equity to tangible assets
Tangible common equity	$98,574	$72,269
Tangible assets	1,255,030	1,162,347
Tangible common equity to tangible assets ratio	7.85%	6.22%

Tangible common equity to tangible assets, adjusted
Tangible common equity	$98,574	$72,269
Tangible assets	1,255,030	1,162,347
Less: Paycheck Protection Program (PPP) loans	(53,610)	(73,774)
Total assets excluding PPP loans	$1,201,420	$1,088,573
Tangible common equity to tangible assets ratio, excluding PPP loans	8.20%	6.64%

* Basic and diluted earnings per share are calculated based upon the two-class method for the three and six months ended June 30, 2021 and 2020.

Weighted average shares outstanding do not include unallocated ESOP shares.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

The following table sets forth information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon. Interest income and resultant yield information in the table has not been adjusted for tax equivalency. Averages are computed on the daily average balance for each month in the period divided by the number of days in the period. Yields and amounts earned include loan fees. Nonaccrual loans have been included in interest-earning assets for purposes of these calculations.

	For the three months ended June 30,
	2021			2020
			Average			Average
Unaudited	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$856,380	$9,784	4.57%	$796,267	$8,832	4.44%
Taxable investment securities	303,858	2,239	2.95%	230,943	1,613	2.79%
Tax-exempt investment securities	11,226	42	1.50%	9,552	52	2.18%
Fed funds sold and interest-earning deposits	24,948	1	0.02%	76,203	17	0.09%
Total interest-earning assets	1,196,412	12,066	4.03%	1,112,965	10,514	3.78%
Noninterest-earning assets:
Other assets	80,159			73,721
Allowance for loan losses	(14,016)			(10,076)
Net unrealized gains on available-for-sale securities	1,872			(1,804)
Total assets	$1,264,427			$1,174,806
Interest-bearing liabilities:
NOW accounts	$92,412	$74	0.32%	$80,712	$35	0.17%
Money management accounts	15,988	4	0.10%	15,826	4	0.10%
MMDA accounts	238,791	241	0.40%	202,136	355	0.70%
Savings and club accounts	121,584	40	0.13%	94,684	22	0.09%
Time deposits	372,807	785	0.84%	418,722	1,788	1.71%
Subordinated loans	32,643	408	5.00%	15,139	192	5.07%
Borrowings	88,109	299	1.36%	87,415	478	2.19%
Total interest-bearing liabilities	962,334	1,851	0.77%	914,634	2,874	1.26%
Noninterest-bearing liabilities:
Demand deposits	187,877			156,001
Other liabilities	11,598			12,828
Total liabilities	1,161,809			1,083,463
Shareholders' equity	102,618			91,343
Total liabilities & shareholders' equity	$1,264,427			$1,174,806
Net interest income		$10,215			$7,640
Net interest rate spread			3.26%			2.52%
Net interest margin			3.42%			2.75%
Ratio of average interest-earning assets to average interest-bearing liabilities			124.32%			121.68%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the six months ended June 30,
	2021			2020
			Average			Average
Unaudited	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$852,972	$18,631	4.37%	$778,709	$18,074	4.64%
Taxable investment securities	306,278	4,302	2.81%	239,297	3,375	2.82%
Tax-exempt investment securities	11,495	71	1.24%	5,458	59	2.16%
Fed funds sold and interest-earning deposits	28,660	4	0.03%	45,943	49	0.21%
Total interest-earning assets	1,199,405	23,008	3.84%	1,069,407	21,557	4.03%
Noninterest-earning assets:
Other assets	81,248			75,263
Allowance for loan losses	(13,539)			(9,390)
Net unrealized losses on available for sale securities	1,595			(843)
Total assets	$1,268,709			$1,134,437
Interest-bearing liabilities:
NOW accounts	$93,598	$130	0.28%	$78,247	$65	0.17%
Money management accounts	15,794	8	0.10%	15,005	9	0.12%
MMDA accounts	237,050	496	0.42%	198,298	756	0.76%
Savings and club accounts	116,479	72	0.12%	90,901	48	0.11%
Time deposits	385,918	1,965	1.02%	410,967	3,882	1.89%
Subordinated loans	36,009	965	5.36%	15,135	398	5.26%
Borrowings	86,598	597	1.38%	87,217	980	2.25%
Total interest-bearing liabilities	971,446	4,233	0.87%	895,770	6,138	1.37%
Noninterest-bearing liabilities:
Demand deposits	184,180			134,179
Other liabilities	11,769			12,446
Total liabilities	1,167,395			1,042,395
Shareholders' equity	101,314			92,042
Total liabilities & shareholders' equity	$1,268,709			$1,134,437
Net interest income		$18,775			$15,419
Net interest rate spread			2.97%			2.66%
Net interest margin			3.13%			2.88%
Ratio of average interest-earning assets to average interest-bearing liabilities			123.47%			119.38%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest bearing liabilities, and changes in the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (change in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) total increase or decrease. Changes attributable to both rate and volume have been allocated ratably. Tax-exempt securities have not been adjusted for tax equivalency.

	Three months ended June 30,			Six months ended June 30,
	2021 vs. 2020			2021 vs. 2020
	Increase/(Decrease) Due to			Increase/(Decrease) Due to
			Total			Total
Unaudited			Increase			Increase
(In thousands)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
Interest Income:
Loans	$686	$266	$952	$2,966	$(2,409)	$557
Taxable investment securities	531	95	626	965	(38)	927
Tax-exempt investment securities	43	(53)	(10)	81	(69)	12
Interest-earning deposits	(7)	(9)	(16)	(14)	(31)	(45)
Total interest income	1,253	299	1,552	3,998	(2,547)	1,451
Interest Expense:
NOW accounts	5	34	39	15	50	65
Money management accounts	-	-	-	1	(2)	(1)
MMDA accounts	325	(439)	(114)	332	(592)	(260)
Savings and club accounts	7	11	18	17	7	24
Time deposits	(178)	(825)	(1,003)	(224)	(1,693)	(1,917)
Subordinated loans	235	(19)	216	559	8	567
Borrowings	26	(205)	(179)	(7)	(376)	(383)
Total interest expense	420	(1,443)	(1,023)	693	(2,598)	(1,905)
Net change in net interest income	$833	$1,742	$2,575	$3,305	$51	$3,356

The above information is preliminary and based on the Company's data available at the time of presentation.